Exhibit 5.1

August 10, 2026

Encore Medical, Inc.
2975 Lone Oak Drive, Suite 140

Eagan, MN 55121

Ladies and Gentlemen:

We have acted as counsel to Encore Medical, Inc., a Minnesota corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-290244), (as amended at the time it was declared effective by the Securities and Exchange Commission (the “Commission”), including the Preliminary Prospectus and the Final Prospectus and all exhibits to such registration statement are referred to as the “Registration Statement”), filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale by the Company of (i) 3,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) in an underwritten public offering (the “Firm Shares”); (ii) 450,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares (the “Over-Allotment Shares” and, together with the Firm Shares, the “IPO Shares”); and (iii) a warrant (the “Representative Warrant”) to purchase 276,000 shares of Common Stock (the “Representative Warrant Shares”) to be issued to the representatives of the underwriters in the Offering. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Minnesota Business Corporation Act (the “MBCA”), corporate records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to:

1.            the Registration Statement;

2.            the prospectus forming a part of the Registration Statement (the “Prospectus”);

3.            the proposed form of Underwriting Agreement by and among the Company and The Oak Ridge Financial Services Group, Inc. and Network 1 Financial Securities, Inc., as representatives (the “Representatives”) of the underwriters named therein (the “Underwriters”), which is included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”);

4.            the Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Minnesota on September 26, 2017, and as further amended and restated, certified by the Secretary of State of the State of Minnesota (as so amended and restated, the “Articles of Incorporation”);

5.            the Amended and Restated Bylaws of the Company, effective as of February 23, 2026, certified by the Secretary of the Company as being in full force and effect on the date hereof (the “Bylaws”); and

6.            corporate records of the Company, as furnished and certified to us by the Company, including copies of resolutions duly adopted by the Board of Directors of the Company (the “Board”), which such resolutions having been certified by the Secretary of the Company as being in full force and effect on the date hereof.

Encore Medical, Inc.

August 10, 2026

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies; (iv) that each individual signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (v) that each individual signing in a representative capacity any document reviewed by us had legal capacity to sign in such capacity; (vi) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (vii) that the Registration Statement and the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; and (viii) the accuracy, completeness and authenticity of certificates of public officials. In connection with the opinion hereinafter expressed, we have assumed that all of the IPO Shares and Representative Warrant Shares will be offered and sold in the manner stated in the Prospectus and the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to compliance with applicable state securities laws and to the limitations, qualifications, exceptions, and assumptions set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1.            Following the (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the IPO Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Common Stock specified in the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, the IPO Shares will be validly issued, fully paid, and non-assessable.

2.           The Representative Warrant, when issued pursuant to the terms of the Underwriting Agreement, will be the binding obligation of the Company.

3.           The Representative Warrant Shares, when paid for and issued in accordance with the terms of the Representative Warrant as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We are opining herein as to the MBCA, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Encore Medical, Inc.

August 10, 2026

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,